UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Tilly’s, Inc.

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10 Whatney, Irvine, CA 92618

April 28, 2015

Dear Stockholder:

You are cordially invited to attend the 2015 annual meeting of stockholders of Tilly’s, Inc., to be held on June 10, 2015 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618. The attached notice of meeting and proxy statement describe the matters to be acted upon at the annual meeting. We urge you to read this information carefully.

Whether or not you plan to attend the annual meeting personally, and regardless of the number of shares of Tilly’s stock you own, it is important that your shares be represented at the annual meeting. We are pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of our proxy materials, which include the Notice of Annual Meeting, our Proxy Statement, our 2014 Annual Report and a proxy card or voting instruction form. The Notice contains instructions on how to access our proxy materials on the internet, how to cast your vote and how to request a paper copy of our proxy materials. All stockholders who do not receive the Notice will receive a paper copy of the proxy materials by mail. If you receive a paper copy of our proxy materials, you can cast your vote by completing the enclosed proxy card and returning it in the postage-prepaid envelope provided.

On behalf of the Board of Directors, I thank you for your participation.

Hezy Shaked
Executive Chairman of the Board and Chief Strategy Officer

10 Whatney, Irvine, CA 92618

NOTICE OF ANNUAL MEETING OF TILLY’S, INC. STOCKHOLDERS

TO BE HELD ON JUNE 10, 2015

TO OUR STOCKHOLDERS:

The 2015 annual meeting of stockholders of Tilly’s, Inc. will be held on Wednesday, June 10, 2015 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618. We will consider and act on the following items of business at the annual meeting:

1.	Re-election of each of Hezy Shaked, Doug Collier, Daniel Griesemer, Seth Johnson, Janet Kerr, Jason Nazar and Bernard Zeichner to our board of directors for a term of office expiring at the 2016 annual meeting of stockholders and until their successors are duly elected and qualified.

2.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016.

3.	Such other business as may properly come before the annual meeting.

The Proxy Statement accompanying this notice describes each of these items of business in more detail. Our board of directors recommends: a vote “FOR” each of the seven nominees for director named in this Proxy Statement and a vote “FOR” the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending January 30, 2016.

If you were a holder of record of Tilly’s Class A common stock or Class B common stock at the close of business on April 17, 2015, you are entitled to notice of and to vote at the annual meeting and any adjournments or postponements of the annual meeting.

By Order of the Board of Directors

Christopher M. Lal
Vice President, General Counsel and Secretary

Irvine, California

April 28, 2015

TILLY’S, INC.

10 Whatney, Irvine, CA 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2015

TILLY’S, INC.

10 Whatney, Irvine, CA 92618

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 10, 2015

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

Solicitation of Proxies is Made by the Tilly’s, Inc. Board of Directors

The board of directors (the “board”) of Tilly’s, Inc. (“Tilly’s,” the “Company,” “we,” “our” or “us”) is soliciting proxies to be used at the annual meeting of stockholders, to be held on Wednesday, June 10, 2015 at 9:30 a.m., local time, at our headquarters located at 10 Whatney, Irvine, California 92618, and at any continuation, adjournment or postponement thereof. References to our website in this Proxy Statement are not intended to function as hyperlinks and the information contained on our website is not intended to be incorporated into this Proxy Statement. As permitted by the Securities and Exchange Commission (“SEC”), Tilly’s is providing most stockholders with access to our proxy materials over the internet rather than in paper form. Accordingly, on or about April 28, 2015, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy materials over the internet to most of our stockholders. We will mail printed copies of the full set of proxy materials to the rest of our stockholders. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you follow the instructions contained on the Notice for requesting such materials. The Notice instructs you how to access and review all of the important information contained in our Proxy Statement and our 2014 Annual Report to Stockholders over the internet.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 10, 2015:

Our Proxy Statement and our 2014 Annual Report to Stockholders, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended January 31, 2015, are available at www.tillys.com/proxy. This website address contains the following documents: the Notice of the Annual Meeting, our Proxy Statement (including sample proxy card) and our 2014 Annual Report to Stockholders. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote, Outstanding Shares

Record holders of our Class A common stock and holders of our Class B common stock as of the close of business on April 17, 2015, the record date for the annual meeting, may vote at the annual meeting. As of the record date, there were 12,166,994 shares of our Class A common stock outstanding, each entitled to one vote, and there were 16,189,097 shares of our Class B common stock outstanding, each entitled to ten votes. There were approximately 12 stockholders of record as of the record date.

How You Can Vote

Any stockholder as of the record date may vote by attending the annual meeting and voting in person.

If you received a proxy card in the mail, you may vote by completing, signing and mailing a completed proxy card no later than June 8, 2015 to the following address: Tilly’s, Inc. c/o Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10275-1138 using the postage-prepaid envelope provided to you.

If you received the Notice, you may follow the procedures outlined in the Notice to vote or you may request a paper proxy card to submit your vote by mail using the procedures described above.

If you hold your shares of common stock in street name you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions via the internet and may also permit you to submit your voting instructions by telephone. In addition, you may request paper copies of our Proxy Statement and proxy card by following the instructions on the notice provided by your broker, bank or other nominee.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it to us in time to vote, the individuals named as your proxy holders will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies received before the polls are closed at the annual meeting, and not revoked or superseded, will be voted at the annual meeting in accordance with the instructions indicated on those proxies.

If you submit a signed proxy card or submit your proxy by telephone or internet and do not specify how you want your shares voted, the proxy holder designated by the Company will vote your shares according to the recommendation of our board, as follows:

•	“FOR” the election of all of the director nominees;

•	“FOR” ratification of the selection of BDO USA, LLP (“BDO”) as our independent registered public accounting firm for the fiscal year ending January 30, 2016 (which we refer to as “fiscal 2015”).

In their discretion, the proxy holders named in the proxy are authorized to vote on any other matters that may properly come before the annual meeting and at any continuation, postponement or adjournment of the annual meeting. As of the date of this Proxy Statement, our board does not know of any other items of business that will be presented for consideration at the annual meeting other than those described in this Proxy Statement.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the annual meeting, your vote in person at the annual meeting will not be effective unless you present a legal proxy, issued in your name from your broker, bank or other nominee. Even if you plan to attend the annual meeting, we encourage you to submit your proxy to vote your shares in advance of the annual meeting.

Stockholders who wish to attend the annual meeting will be required to present verification of ownership of our common stock, such as a bank or brokerage firm account statement and will be required to present a valid government-issued picture identification, such as a driver’s license or passport, to gain admittance to the annual meeting.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the annual meeting.

How You May Revoke or Change Your Vote

As a stockholder of record, you have the power to revoke your proxy at any time before it is voted. A proxy may be revoked by a stockholder of record by:

•	delivering a written notice of revocation to our Secretary at or before the annual meeting;

•	presenting to our Secretary, at or before the annual meeting, a later dated proxy executed by the person who executed the prior proxy; or

•	attending the annual meeting and voting in person.

Attendance at the annual meeting will not, by itself, revoke a proxy. Any written notice of revocation or delivery of a subsequent proxy by a stockholder of record may be sent to Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California, 92618, or hand delivered to our Secretary at or before the voting at the annual meeting.

If you hold your shares through a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your broker, bank or other nominee. If you wish to vote in person, you must obtain a legal proxy issued to you by your broker, bank or other nominee.

Quorum and Required Vote

The inspector of elections appointed for the annual meeting will tabulate votes cast by proxy or in person at the annual meeting. The inspector of elections will also determine whether or not a quorum is present.

Quorum. In order to constitute a quorum for the conduct of business at the annual meeting, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote at the annual meeting must be present in person or represented by proxy. Shares that abstain from voting on any proposal, or that are represented by broker non-votes (as discussed below), will be treated as shares that are present and entitled to vote at the annual meeting for purposes of determining whether a quorum exists.

Broker Non-Votes. If you hold shares through a broker, bank or other nominee (that is, in “street name”), you are the beneficial stockholder of your shares and proxy materials were made available to you by the organization holding your account. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account. If your broker, bank or other nominee does not receive voting instructions from you, a “broker non-vote” results unless your nominee has discretionary authority to vote on the matter. This year, Proposal No. 1 (election of directors) is non-routine and your broker or other nominee does not have discretionary authority to vote on this proposal. As a result, shares that constitute broker non-votes will not be considered entitled to vote on such proposal. The effect of broker non-votes and abstentions on each proposal is explained below.

Proposal No. 1: Election of Directors. Our Amended and Restated Bylaws provide for a plurality voting standard in the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “for” or “withhold.” Cumulative voting is not permitted. Under the plurality voting standard, the seven nominees receiving the highest number of affirmative votes will be elected as directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. Abstentions and broker non-votes will not count as a vote “for,” or a “withhold” vote from, a nominee’s election and thus will have no effect in determining whether a director nominee has received a plurality of the votes cast.

Proposal No. 2: Ratification of BDO as our Independent Registered Public Accounting Firm for Fiscal 2015. The approval of Proposal No. 2 requires the affirmative vote of a majority in voting power of shares of stock present at the annual meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes are unlikely to result from or have any effect on the outcome of the vote on this proposal.

Costs of Solicitation

The total cost of this solicitation, including preparing, printing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We do not expect to use a proxy solicitor to assist in the solicitation of proxies. We will reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of our common stock.

Stockholder List

A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 10 Whatney, Irvine, California 92618 for the ten days prior to the annual meeting, and also at the annual meeting.

Confidentiality

It is our policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder will be kept confidential, except in the following circumstances:

•	to allow the inspector of elections appointed for the annual meeting to certify the results of the vote;

•	as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action;

•

where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of the tabulation of such proxies, ballots or votes;

•	where a stockholder expressly requests disclosure or has made a written comment on a proxy card;

•

where contacting stockholders by us is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to us by the inspector of elections appointed for the annual meeting;

•	aggregate vote totals may be disclosed to us from time to time and publicly announced at the meeting of stockholders at which they are relevant; and

•	in the event of any solicitation of proxies or written consents with respect to any of our securities by a person other than us of which solicitation we have actual notice.

Proposal No. 1

ELECTION OF DIRECTORS

Our board currently consists of seven members. On March 12, 2015, our board appointed Jason Nazar as a director. The current term of office of each of our directors expires at the 2015 annual meeting of stockholders and each of the seven directors is being nominated for a term expiring on the date of our 2016 annual meeting of stockholders and until their successors are duly elected and qualified. Our board appoints directors to fill vacancies on our board, as they occur, as well as vacancies resulting from newly created directorships, in each instance upon the recommendation of the Nominating and Corporate Governance Committee. A director appointed to fill a vacancy shall serve a term that expires at the next annual meeting of stockholders.

Upon the recommendation of the Nominating and Corporate Governance Committee, our board has nominated each of the following seven persons to be elected to serve for a one-year term expiring at the 2016 annual meeting of stockholders. Each of the nominees for election currently serves as a director and has consented to serve for a new term if elected. Aside from Mr. Nazar, each nominated director was elected by our stockholders to his or her present term of office.

Name	Age	Position	Director Since
Hezy Shaked	60	Co-Founder, Executive Chairman, Chief Strategy Officer and Director	1984
Daniel Griesemer	55	President, Chief Executive Officer and Director	2011
Doug Collier	52	Director	2011
Seth Johnson	61	Director	2011
Janet Kerr	60	Director	2011
Bernard Zeichner	70	Director	2011
Jason Nazar	36	Director	2015

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our board, unless our board reduces the number of directors accordingly. As of the date of this Proxy Statement, our board is not aware of any nominee who is unable or will decline to serve as a director.

Information About Director Nominees

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date as well as those held during the past five years. There are no family relationships between any director or executive officer.

Hezy Shaked co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as our Executive Chairman of the Board of Directors and Chief Strategy Officer. He has served as Chairman of the Board of Directors since our inception and has served as our Chief Strategy Officer since February 2011. From September 2008 to February 2011, Mr. Shaked served as our President and Chief Executive Officer. From September 2006 to September 2008, Mr. Shaked served as our Co-Chief Executive Officer. From our inception to September 2006, Mr. Shaked served as our President and Chief Executive Officer. As our Co-Founder and former President and Chief Executive Officer, Mr. Shaked has an in-depth knowledge and understanding of all facets of our business and has developed extensive professional relationships during his over 30 years of experience in the retail industry. Our board has concluded Mr. Shaked should serve as a director due to his experience and knowledge of our operations and the industry in which we compete.

Daniel Griesemer has served as our President and Chief Executive Officer since February 2011, and has served on our board since April 2011. Mr. Griesemer previously served as President, Chief Executive Officer and

Director at Coldwater Creek, Inc., a publicly traded national specialty retailer, from October 2007 through September 2009. Prior to that, Mr. Griesemer served as Coldwater Creek, Inc.’s President and Chief Operating Officer from March 2007 through October 2007, its Executive Vice President of Sales and Marketing from January 2005 through March 2007, its Executive Vice President of Retail from April 2004 through January 2005 and its Senior Vice President of Retail from October 2001 through April 2004. From 1989 through 2000, Mr. Griesemer held a number of progressively more responsible positions with Gap, Inc., and ultimately served as Divisional Merchandise Manager for Gap, Inc. From 1983 to 1989, Mr. Griesemer worked in a variety of positions at Macy’s, Inc. Mr. Griesemer holds a Bachelor of Science degree in Business Administration from the University of Dayton. Mr. Griesemer brings to the board extensive experience and demonstrated leadership capabilities, including leadership of a public company in the retail industry. Our board has concluded Mr. Griesemer should serve as a director because his role as our President and Chief Executive Officer will allow him to act as a bridge between management and the board to help ensure that both groups act with a common purpose.

Doug Collier has served on our board since September 2011. He previously served as the Executive Vice President, Chief Financial Officer and Secretary of Volcom, Inc., a designer, marketer and distributor of premium quality young men’s and young women’s clothing, footwear, accessories and related products, from May 2008 to June 2011, and as its Chief Financial Officer and Secretary from 1994 to May 2008. He also served as the Treasurer of Volcom from April 2005 to May 2008. Mr. Collier’s role included leading Volcom’s initial public offering in 2005, until Volcom’s acquisition by PPR S.A. in June 2011. From 1991 to 1994, Mr. Collier served as the Controller at Mary Tyler Moore Studios. He was a senior analyst tax specialist at KPMG LLP from 1987 to 1990. Mr. Collier is currently a member of the Board of Directors, Chairperson of the Audit Committee and a member of the Nominating and Governance Committee of Skullcandy, Inc., a publicly traded maker of audio branded merchandise. He is a certified public accountant (inactive). Our board concluded Mr. Collier should serve as a director based on his over 20 years of financial and apparel experience, including significant executive experience, which allows him to contribute operational, financial and strategic planning insights to our board.

Seth Johnson has served on our board since April 2011 and as Chairperson of our Audit Committee since August 2011. Prior to that, Mr. Johnson served as a member of the advisory committee to our board from July 2008 through 2011. From 2007 to 2009, Mr. Johnson was an instructor in business strategy at Chapman University’s Argyros School of Business and Economics. From 2005 to 2006, Mr. Johnson served as the Chief Executive Officer of Pacific Sunwear of California, Inc. From 1999 to 2004, Mr. Johnson was the Chief Operating Officer of Abercrombie & Fitch Co., a specialty retailer, and was its Chief Financial Officer from 1992 to 1998. During that time period, Mr. Johnson led Abercrombie & Fitch’s initial public offering and participated in business growth from sales of $85 million to over $2 billion. Since July 2014, Mr. Johnson has served as a member of the board of directors of bebe stores, inc., an apparel retailer. From 2010 to 2013, Mr. Johnson served as a member of the board of directors and as Lead Director of True Religion Apparel Inc., and from 2007 to 2009 as a director of DEI Holdings Inc. Both companies were previously publicly traded. Mr. Johnson is currently a director of the Pacific Symphony. Our board concluded Mr. Johnson should serve as a director based on his over 30 years of apparel retail experience, including significant executive experience, which enables him to contribute important operational, financial and strategic planning insights to our board.

Janet E. Kerr has served on our board and as Chairperson of our Nominating and Corporate Governance Committee since August 2011. Prior to that, Ms. Kerr served as a member of the advisory committee to our board from July 2008 through 2011. She is Professor Emeritus, founder and former Executive Director of the Geoffrey H. Palmer Center for Entrepreneurship and the Law at Pepperdine University School of Law in Malibu, California. Ms. Kerr has served as a consultant to various companies regarding Sarbanes-Oxley Act compliance and corporate governance. She has founded and/or developed and sold several technology companies and is currently a strategic advisor to Bloomberg BNA. Ms. Kerr is a well-known author in the areas of securities, corporate law and corporate governance, having published several articles and a book on the subjects. Ms. Kerr was a co-founder of X-Labs, a technology company co-founded with HRL Laboratories. Ms. Kerr is currently a member of the board and Chairperson of the Nominating and Corporate Governance Committee of La-Z-Boy, Inc., a publicly traded furniture retailer and manufacturer. Additionally, she is a member of the board of TCW Funds and TCW Strategic Income Fund, Inc., a New York Stock Exchange listed closed-end registered investment company. From 2004 to 2010, Ms. Kerr served as a member of the board and Chairperson of the Nominating and Corporate Governance Committee for CKE Restaurants, Inc., a quick service restaurant company that was previously public and listed on the NYSE. Ms. Kerr is licensed to practice law in California and New York and had occupied the Laure Sudreau-Rippe Endowed Chair at Pepperdine University School of Law. Our board concluded Ms. Kerr should serve as a director based on her over 30 years of corporate governance experience, which uniquely positions Ms. Kerr to contribute to our board significant expertise in the regulatory, governance and legal matters of public companies.

Jason Nazar has served on our board since March 2015. Mr. Nazar was the Co-Founder of Docstoc, Inc., an online subscription service for small businesses, where he served as Chief Executive Officer from August 2006 until the company’s acquisition by Intuit Inc. in December 2013. Following the acquisition of Docstoc, Mr. Nazar served as a consultant to Intuit until February 2015. Prior to founding Docstoc, Mr. Nazar was a Partner with Venature, LLC, a venture consulting firm. Mr. Nazar currently is a director of Carelinx Inc., a private health care company. Our board concluded Mr. Nazar should serve as a director based on his extensive executive and technology experience, which Mr. Nazar utilizes to contribute financial, strategic and technological insights to our board.

Bernard Zeichner has served on our board since April 2011 and as Chairperson of our Compensation Committee since August 2011. Mr. Zeichner served as Chairman of the Board of Directors of Charlotte Russe Holdings, Inc., a specialty retailer, from 1996 until May 2008, and was its President from May 1996 to June 2001 and its Chief Executive Officer from September 1996 to July 2003. Prior to joining Charlotte Russe, Mr. Zeichner was President of the retail division of Guess from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske’s of Texas, a department store chain. Our board concluded Mr. Zeichner should serve as a director based on his over 30 years of apparel retail experience, including significant executive and board experience, which Mr. Zeichner draws upon to contribute operational, financial and strategic planning insights to our board.

Board Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NAMED DIRECTOR NOMINEES.

Proposal No. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board is responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. On March 31, 2015, following a competitive bid process, the Audit Committee appointed BDO USA, LLP (“BDO”) as our independent registered public accounting firm. Our board is seeking stockholder ratification of the appointment of BDO to audit the consolidated financial statements of the Company for fiscal 2015.

Fiscal 2015 will be the first year that BDO audits our financial statements. Representatives of BDO are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from stockholders.

Stockholder ratification of the appointment of BDO as our independent registered public accounting firm is not required by our bylaws or otherwise. However, our board is submitting the appointment of BDO to the stockholders entitled to vote at the annual meeting for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment of BDO, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and in the best interests of our stockholders.

Change in Principal Accountant

On April 1, 2015, the Company filed its Annual Report on Form 10-K for the fiscal year ended January 31, 2015. On March 31, 2015, the Company informed Deloitte & Touche LLP (“Deloitte”), its independent registered public accounting firm since the Company’s fiscal year 2006 audit, that it would be dismissed as the Company’s independent registered public accounting firm for the Company effective after Deloitte’s completion of its audit of the Company’s financial statements as of and for the fiscal year ended January 31, 2015.

During fiscal 2013 (ended February 1, 2014) and fiscal 2014 (ended January 31, 2015), and through March 31, 2015, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such years.

Deloitte’s reports on the Company’s financial statements for fiscal 2013 and 2014 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal 2013 and 2014, and through March 31, 2015, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Deloitte with a copy of the above disclosure and requested that Deloitte furnish the Company with a letter addressed to the SEC stating whether or not Deloitte agrees with the statements contained above. Deloitte has provided the Company with a letter dated April 2, 2015, addressed to the SEC stating whether or not it agrees with the above statements, a copy of which was filed as Exhibit 16.1 to the Company’s Current Report on Form 8-K filed on April 2, 2015.

During fiscal 2013 and 2014, and through March 31, 2015, neither the Company nor anyone acting on behalf of the Company, consulted BDO with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and no written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Deloitte are not expected to attend the annual meeting.

Board Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF BDO AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

AUDIT MATTERS

Independent Registered Public Accounting Firm’s Fees

As described above, Deloitte was our independent registered public accounting firm for fiscal years 2014 and 2013.

Aggregate fees billed to us for the fiscal years 2014 and 2013 by Deloitte are as follows:

Type of Fees	2014	2013
Audit Fees(1)	$659,811	$602,265
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$659,811	$602,265

(1)	Represents the aggregate fees billed to us by Deloitte for professional services rendered for the audit of our annual consolidated financial statements and for the reviews of our consolidated financial statements included in our Form 10-Q filings for each fiscal quarter of fiscal 2014 and 2013.

Independent Registered Public Accounting Firm’s Independence

The Audit Committee considered whether the provision of the above noted services by Deloitte was compatible with maintaining the independent registered public accounting firm’s independence during fiscal 2014 and has determined that the provision of such services by Deloitte did not adversely affect the independent registered public accounting firm’s independence.

Policy on Audit Committee Pre-Approval

As part of its required duties, the Audit Committee pre-approves audit and non-audit services performed by our independent registered public accounting firm to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. Pre-approval may be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be presented to the full Audit Committee at a subsequent meeting. All services provided by our independent registered public accounting firm in fiscal 2014 were pre-approved in accordance with the Audit Committee’s pre-approval requirements.

CORPORATE GOVERNANCE

Executive Officers

The following table sets forth certain information about the executive officers as of April 17, 2015.

Name	Age	Position
Hezy Shaked	60	Co-Founder, Chief Strategy Officer and Executive Chairman of the Board of Directors
Daniel Griesemer	55	President, Chief Executive Officer and Director
Jennifer Ehrhardt(1)	41	Chief Financial Officer
Debbie Anker-Morris	56	Chief Merchandising Officer
Craig DeMerit	45	Vice President, Chief Information Officer and Chief Operating Officer

(1)	On April 17, 2015, Ms. Ehrhardt informed us that she will be resigning as Chief Financial Officer, effective in June 2015.

Hezy Shaked co-founded the Tilly’s concept in 1982 and formed our company in 1984. He currently serves as Executive Chairman of the Board and Chief Strategy Officer. For Mr. Shaked’s biographical information, see “Information About Director Nominees” above.

Daniel Griesemer has served as our President and Chief Executive Officer since February 2011, and has served on our board since April 2011. For Mr. Griesemer’s biographical information, see “Information About Director Nominees” above.

Jennifer Ehrhardt was appointed as our Chief Financial Officer effective September 2013. Prior to this appointment, Ms. Ehrhardt served as our Vice President of Finance. From 2009 to May 2013, Ms. Ehrhardt served as the Vice President, Corporate Controller, of The Wet Seal, Inc., a specialty retailer offering fashionable and contemporary apparel and accessory items for young women. From 1996 to 2009 Ms. Ehrhardt served in various positions at Deloitte & Touche LLP, with the last position held as Senior Audit Manager. Ms. Ehrhardt holds a Bachelor of Science in Business Administration from Northern Kentucky University and a Masters of Business Administration from Xavier University. Ms. Ehrhardt is a Certified Public Accountant.

Debbie Anker-Morris has served as our Chief Merchandising Officer since April 2015. Prior to this appointment, Ms. Anker-Morris served as our Vice President and General Merchandising Manager since May 2004. Prior to that, she held various senior management positions with Anchor Blue (1998-2004), Petrie Stores (1992-1997) and Charming Shoppes (1988-1991). Ms. Anker-Morris graduated from the Fashion Institute of Technology with a degree in Fashion Buying and Merchandising and has over 30 years of experience in the retail industry.

Craig DeMerit has served as our Vice President of Information Systems since April 2004, our Chief Information Officer since 2008, and our Chief Information Officer and Chief Operating Officer since February 2011. From 1998 to 2004, Mr. DeMerit held various senior executive positions for Guess?, Inc., an apparel company, the most recent of which was Vice President and Chief Information Officer. Prior to 1998, Mr. DeMerit was employed by Ticketmaster where he managed corporate technology. Mr. DeMerit has over 20 years of experience in the management of information systems, including 15 years of retail experience encompassing supply chain, technology and e-commerce.

Composition and Governance of the Board of Directors

Corporate Governance Guidelines. Our board has adopted corporate governance guidelines that provide a framework for overall governance practices. These guidelines can be found in the Investor Relations section of our website at www.tillys.com. In addition, these guidelines are available in print to any stockholder who requests a copy by written request to Tilly’s, Inc., Attention: Secretary, 10 Whatney, Irvine, CA 92618.

Board Size. Our bylaws provide that our board shall consist of at least one member, with the exact number of directors to be determined by resolution of our board. Our board currently consists of seven members.

Independence. We are a “controlled company” as defined in applicable NYSE rules. Under NYSE rules, a “controlled company” may elect not to comply with certain NYSE corporate governance requirements, including (1) the requirement that a majority of our board consist of independent directors, (2) the requirement that our Nominating and Corporate Governance Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) the requirement that our Compensation Committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities and (4) the requirement for an annual performance evaluation of the Nominating and Corporate Governance and the Compensation Committees. Currently we do not utilize any of the aforementioned exemptions available to controlled companies, though we reserve the right to do so in the future. As discussed below, at all times during fiscal 2014 we had a board composed of a majority of independent directors. Furthermore, each member of our standing board committees (Audit, Compensation and Nominating and Corporate Governance) was, during fiscal 2014, and is currently independent under applicable NYSE and SEC rules.

Our board performs an analysis, at least annually, as to whether each member of our board is independent. We have adopted the definition of “independence” set forth in applicable NYSE rules. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, with us, our senior management and our independent registered public accounting firm, our board has determined that all but two of our directors, Messrs. Shaked and Griesemer, are independent directors under applicable NYSE rules and such directors were independent throughout fiscal 2014.

Executive Sessions. We expect that our independent directors will hold at least two executive sessions per year. An independent director will preside over each executive session of the independent directors. The presiding director will rotate among each of the chairs of the board committees.

Board Meetings and Attendance. Our board met eleven times during fiscal 2014. No director attended fewer than 75% of the aggregate of the total number of meetings held by our board and the total number of meetings held by all committees of our board on which such director served during fiscal 2014. The Company strongly encourages its directors to attend its annual meetings of stockholders. All of our directors attended our 2014 annual meeting.

Board Leadership Structure. Our board does not have a policy with respect to whether the role of the Chairman and the Chief Executive Officer should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Mr. Shaked, our co-founder and Chief Strategy Officer, currently serves as Executive Chairman of the Board and Mr. Griesemer currently serves as our President and Chief Executive Officer. The Board has determined that this is the appropriate leadership structure for the Company at this time because it permits our CEO to focus on our day-to-day leadership and performance, while permitting the Executive Chairman to focus on setting the strategic direction of the Company and establishing the agenda for board meetings. Mr. Shaked is also uniquely positioned to serve as our Executive Chairman as our co-founder with significant industry experience and depth of knowledge about our operations. We do not have a formally designated “lead director.” Our board acknowledges that no single leadership model is right for all companies at all times. As such, our board periodically reviews its leadership structure and may, depending on the circumstances, choose a different leadership structure in the future.

Term of Service for Directors. Until the date all shares of our Class B common stock are converted to Class A common stock or otherwise cease to be outstanding, referred to as the Full Conversion Date, the members of our board will be elected at annual meetings of the stockholders and hold office until the next annual meeting of the stockholders. Our Amended and Restated Certificate of Incorporation provides that on the Full

Conversion Date, our board will be divided into three classes to be comprised of the directors in office, with each class serving for a staggered three-year term. From the Full Conversion Date, Class I directors will serve an initial one-year term expiring at the first annual meeting of stockholders following the Full Conversion Date. Class II directors will serve an initial two-year term expiring at the second annual meeting of stockholders following the Full Conversion Date. Class III directors will serve an initial three-year term expiring at the third annual meeting of stockholders following the Full Conversion Date. Upon the expiration of the initial term of each class of directors, the directors in that class will be eligible to be elected for a new three-year term. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. Executive officers are appointed by and serve at the direction of our board.

Communication with the Board of Directors

Our annual meeting of stockholders provides an opportunity for stockholders to ask questions of, or otherwise communicate directly with, members of the board on appropriate matters. In addition, stockholders or other interested parties may communicate in writing with our Executive Chairman or to our non-management directors by sending such written communication to our Secretary at Tilly’s, 10 Whatney, Irvine, California 92618, Attn: Corporate Secretary. Copies of written communications received at such address will be provided to the board or the relevant director unless such communications are considered, in the reasonable judgment of our Secretary, to be inappropriate for submission to the intended recipient(s). Examples of stockholder or interested party communications that would be considered inappropriate for submission to the board include, without limitation, customer complaints, personal grievances, solicitations, communications that do not relate directly or indirectly to our business or communications that relate to improper or irrelevant topics. The Secretary may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests.

Committees of the Board of Directors

We currently have three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The charters of our standing board committees are available on our website, at www.tillys.com, in the Investor Relations section.

The composition of the standing committees of our board during fiscal 2014 and currently is set forth in the table below (“C” indicates Chair and “M” indicates Member of the respective committee):

Director	Audit	Compensation	Nominating & Corporate Governance
Hezy Shaked	—	—	—
Daniel Griesemer	—	—	—
Doug Collier	M	M	M
Seth Johnson	C	—	M
Janet Kerr	—	M	C
Bernard Zeichner	M	C	—
Jason Nazar	—	—	—

Audit Committee

Our Audit Committee consists of Messrs. Johnson (Chairperson), Collier and Zeichner, each of whom served as a member of the committee throughout fiscal 2014. Our board has determined that each member of the Audit Committee meets the financial literacy and experience requirements of applicable SEC and NYSE rules. In addition, our board has determined that Messrs. Collier and Johnson both qualify as an “audit committee financial expert” under the rules and regulations of the SEC and each are independent under applicable rules of the NYSE and SEC. Our independent auditors and our internal finance personnel regularly meet privately with, and have unrestricted access to, our Audit Committee. The Audit Committee met fourteen times during fiscal 2014.

Our Audit Committee charter requires that the Audit Committee oversee our corporate accounting and financial reporting processes. The primary duties of our Audit Committee are to, among other things:

•	evaluate our independent registered public accounting firm’s qualifications, independence and performance;

•	determine the engagement and compensation of our independent registered public accounting firm;

•	approve the retention of our independent public registered accounting firm to perform any proposed, permissible non-audit services;

•	monitor the rotation of partners and managers of the independent registered accounting firm on our engagement team as required;

•	review our consolidated financial statements;

•	review our critical accounting policies and practices;

•	meet periodically with our management and internal audit team to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•

establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	review on an ongoing basis and approve related party transactions, as defined in SEC and NYSE rules;

•	prepare the reports required by the rules of the SEC to be included in our annual proxy statement; and

•	discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements.

Compensation Committee

Our Compensation Committee consists of Messrs. Zeichner (Chairperson) and Collier, and Ms. Kerr, each of whom served as a member of the committee throughout fiscal 2014. Our board has determined that each of these directors is independent under applicable NYSE rules, and each qualifies as a non-employee director and an outside director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), respectively. The Compensation Committee met five times during fiscal 2014. The primary duties of the Compensation Committee are to, among other things:

•	establish overall employee compensation policies and recommend to our board major compensation programs;

•	review and approve the corporate goals and objectives related to our CEO’s compensation, review and approve the compensation of our corporate officers and directors, including salary and bonus awards;

•	review non-management director compensation and recommend changes to the Board;

•	administer our various employee benefit and equity incentive programs;

•	review and approve any officer employment agreement and severance arrangement; and

•	prepare an annual report on executive compensation for inclusion in our proxy statement.

Our Compensation Committee may delegate its responsibilities to a subcommittee, subject to applicable law and certain other exceptions.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Ms. Kerr (Chairperson), and Messrs. Collier and Johnson, each of whom served as a member of the committee throughout fiscal 2014. The Nominating and Corporate Governance Committee met six times during fiscal 2014. The primary duties of the Nominating and Corporate Governance Committee are to, among other things:

•	establish standards for service on our board and nominating guidelines and principles;

•	identify individuals qualified to become members of our board and recommend director candidates for election to our board;

•	consider and make recommendations to our board regarding its composition and organization;

•	establish policies regarding the consideration of any director candidates recommended by our stockholders, and the procedures to be followed by the stockholders in submitting such recommendations;

•	evaluate and review the performance of existing directors;

•	review executive officer and director indemnification and insurance matters;

•	review the Company’s policies with respect to risk assessment and risk management; and

•	monitor our corporate governance principles and practices and make recommendations to our board regarding governance matters.

While the Nominating and Corporate Governance Committee does not have any specific, minimum qualifications for board nominees, in considering possible candidates for election as a director, the committee strives to compose a board with a collection of complementary skills and which, as a group, will possess the appropriate skills and experience to effectively oversee the Company’s business. In evaluating a potential candidate for our board, our Nominating and Corporate Governance Committee takes into account a number of factors, including: personal and professional integrity; ethics and values; experience in corporate management, such as current or past service as an officer of a publicly held company; and a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company; experience in the Company’s industry; experience as a board member of another publicly held company; academic expertise in an area of the Company’s operations; and practical and mature business judgment, including the ability to make independent analytical inquiries. Although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, the committee does not have a formal policy regarding the consideration of diversity in identifying director nominees. The Nominating and Corporate Governance Committee will review the qualifications and backgrounds of directors and nominees (without regard to whether a nominee has been recommended by a stockholder), as well as the overall composition of our board, and recommend the slate of directors to be nominated for election at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee does not currently employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

If our board determines to seek additional directors for nomination, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of our board or senior management. The Nominating and Corporate Governance Committee may also retain a third-party search firm to identify candidates. The committee also considers recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our bylaws. In addition to satisfying the timing, ownership and other requirements specified in our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.

Risk Oversight

Our board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. Management is responsible for the Company’s day-to-day risk management activities. The Company, through its internal auditor, has established an enterprise risk framework for identifying, aggregating, quantifying and evaluating risk across the enterprise. The review of risk management is a periodic agenda item for the Nominating and Corporate Governance Committee.

Our other board committees also consider and address risk as they perform their committee responsibilities. For example, our Compensation Committee discusses and reviews compensation arrangements for the Company’s executive officers to avoid incentives that would promote excessive risk-taking that reasonably would have a material adverse effect on the Company (see “Compensation Risk Assessment” below), and the Nominating and Corporate Governance Committee oversees risks associated with operations of the board and its governance structure. In addition, at each regular Audit Committee meeting the Company’s General Counsel reports on significant litigation, regulatory, public policy and other legal risks that may affect the Company. Our entire board monitors risks through regular reports from each of the committee chairs and members of management, and is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. We believe the division of risk management responsibilities described above is an effective approach for evaluating and addressing the risks facing the Company and that our board leadership structure supports this approach because it allows our independent directors, through the independent board committees, to exercise effective oversight of the actions of management.

Compensation Risk Assessment

In March 2015, management assessed our compensation design, policies and practices to determine whether any risks arising from our compensation design, policies and practices are reasonably likely to have a material adverse effect on us. The Compensation Committee reviewed and agreed with management’s conclusion that our compensation policies and practices do not create such risks. In doing so, the Compensation Committee considered various features of our compensation policies and practices that discourage excessive or unnecessary risk taking, including but not limited to the following:

•	appropriate pay philosophy, peer group and other market comparability data, and market positioning to align with and support business objectives;

•

effective balance in the design of our compensation programs, including: (i) cash and equity pay mix, (ii) short-and longer-term performance focus, (iii) corporate, business unit, and individual performance focus and measurement; and (iv) financial and non-financial performance measurement together with top management and board discretion to manage pay appropriately; and

•	stock grant guidelines, stock ownership guidelines, an incentive plan clawback policy, and independent Compensation Committee oversight of our compensation policies and practices.

Code of Ethics and Business Conduct

We have adopted a code of ethics and business conduct, which applies to all of our employees, executive officers and directors. Our code of ethics and business conduct is available on our website, at www.tillys.com, in the Investor Relations section. We will disclose future amendments to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

DIRECTOR COMPENSATION

Our non-employee directors currently receive annual cash retainers for their service on the board and the board’s standing committees, and an annual equity grant in the form of restricted shares of Class A common stock, as discussed below. In March 2014, the Compensation Committee reviewed our non-employee director compensation program and determined not to make any changes for fiscal 2014.

Our non-employee directors receive the following annual cash retainers for their service on the board:

Annual Retainer to be Paid
Service on board	$40,000
Chairperson of standing committee:
Audit Committee	$15,000
Compensation Committee	$12,000
Nominating and Corporate Governance Committee	$12,000
Members of standing committee:
Audit Committee	$8,000
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$5,000

Annual service for retainer purposes relates to the approximate 12-month period between annual meetings of our stockholders and all retainers are paid in quarterly installments. A prorated annual retainer will be paid to any person who becomes a member of our board, a committee chair or a member of any committee on a date other than the date of the annual meeting of our stockholders. Additionally, we will reimburse directors for reasonable expenses incurred in connection with their duties.

In addition, each non-employee director will receive an annual restricted stock award grant under the Plan having a fair value at the time of grant equal to $80,000, which will vest in two equal installments on each of the succeeding two anniversaries of the grant date. Each non-employee director received a grant of 9,674 shares of restricted stock on June 11, 2014.

Directors’ Compensation Table

The following table summarizes the compensation earned during fiscal 2014 by each of our non-employee directors, except for Mr. Nazar who did not join our board until fiscal 2015 and thus did not receive compensation in fiscal 2014. Messrs. Shaked and Griesemer are executive officers and do not receive additional compensation from us for their service on our board. Information regarding compensation earned by Messrs. Shaked and Griesemer for fiscal 2014 is presented below in the “Summary Compensation Table.”

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Doug Collier	58,000	80,000	138,000
Seth Johnson	68,000	80,000	148,000
Janet Kerr	62,000	80,000	142,000
Bernard Zeichner	65,000	80,000	145,000

(1)	Amounts represent cash retainer fees paid during fiscal 2014.
(2)	Amounts represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”). Awards made in fiscal 2014 consisted of a grant of 9,674 shares of restricted stock on June 11, 2014. No stock awards were forfeited by any of our non-employee directors during fiscal 2014.
(3)	As of the end of our 2014 fiscal year, each non-employee director, except Mr. Nazar, held 12,146 unvested shares of restricted stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of the record date, April 17, 2015, regarding the beneficial ownership of our Class A and Class B common stock by (i) each director and director nominee, (ii) our named executive officers for the fiscal year ended January 31, 2015, (iii) all of our current directors and executive officers as a group, and (iv) each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of common stock. The percentages of each class of securities shown below are based on 12,166,994 shares of Class A common stock and 16,189,097 shares of Class B common stock outstanding as of April 17, 2015. Each share of our Class A common stock is entitled to one vote per share and each share of our Class B common stock is entitled to ten votes per share. Unless otherwise noted, (a) subject to community property laws where applicable, each of the directors and nominees, named executive officers and executive officers has sole voting and/or investment power with respect to such shares and (b) the address of each of the individuals named below is: c/o Tilly’s, Inc., 10 Whatney, Irvine, California, 92618.

	Shares of Class A Common Stock (1)	Rights to Acquire Class A Common Stock (2)	Class A Percentage	Shares of Class B Common Stock	Class B Percentage	Percentage of Outstanding Vote
Non-Employee Directors and Nominees
Doug Collier(3)	21,779	—	*	—	—	*
Seth Johnson	24,779	7,500	*	—	—	*
Janet Kerr(4)	21,397	7,500	*	—	—	*
Bernard Zeichner(5)	29,779	—	*	—	—	*
Jason Nazar	—	—	—	—	—	—

Named Executive Officers
Hezy Shaked(6)	780,611	25,000	6.6%	14,391,552	88.9%	83.1%
Daniel Griesemer	25,000	550,000	4.5%	—	—	*
Jennifer Ehrhardt	2,500	20,000	*			*
Debbie Anker-Morris	—	183,750	1.5%	—	—	*
Craig DeMerit	—	166,250	1.3%	—	—	*
All current directors and executive officers as a group (10 persons consisting of those named above)	905,845	960,000	14.2%	14,391,552	88.9%	83.8%
> 5% Stockholders

Class B common stock
Hezy Shaked Trust(6)	—	—	—	9,468,405	58.5%	54.4%
Tilly Levine(7)	—	—	—	5,821,919	36.0%	33.4%

Class A common stock
Frontier Capital Management(8)	1,608,360	—	13.2%	—	—	*

*	Beneficially owns less than 1% of the applicable class of our outstanding common stock.
(1)	Includes unvested and vested shares of restricted Class A common stock beneficially owned by each of Doug Collier, Seth Johnson, Janet Kerr and Bernard Zeichner. 4,837 of these shares vest on June 11, 2015, and 2,472 on June 12, 2015.
(2)	Represents shares of Class A common stock the person or group has a right to acquire upon exercise of stock options that are vested as of April 17, 2015 or within sixty (60) days thereafter.
(3)	Includes 9,633 shares of Class A common stock held by a trust, which Mr. Collier may be deemed to indirectly beneficially own.
(4)	Includes 758 shares of Class A common stock held by a trust, which Ms. Kerr may be deemed to indirectly beneficially own.

(5)	Includes 17,633 shares of Class A common stock held by a trust, which Mr. Zeichner may be deemed to indirectly beneficially own.
(6)	Shares of Class A common stock represent 780,611 shares of Class A common stock held by Reid Investments, LLC, of which Mr. Shaked is the sole manager with sole voting and dispositive power over the securities held thereby. Shares of Class B common stock represent (a) 9,468,405 shares of Class B common stock held by The Hezy Shaked Living Trust established May 18, 1999, under which Mr. Shaked is the trustee and beneficiary with sole voting and dispositive power and (b) 4,923,147 shares of Class B common stock held by The Tilly Levine Separate Property Trust established March 31, 2004, under which Ms. Levine is the trustee and beneficiary (the “Levine Shares”), which are described in note 7 below.
(7)	Represents the Levine Shares plus an aggregate of 898,772 shares of Class B common stock held by family trusts of which Ms. Levine is trustee. Pursuant to a voting trust agreement under which Mr. Shaked serves as trustee, Ms. Levine previously granted Mr. Shaked the right to vote the Levine Shares and thus Mr. Shaked may be deemed to beneficially own the Levine Shares. Ms. Levine retains dispositive power over and full economic interest in the Levine Shares.
(8)	Based on a Schedule 13G/A filed with the SEC on February 13, 2015, Frontier Capital Management Co., LLC has sole voting power over 638,360 shares and sole dispositive power over 1,608,360 shares of our Class A common stock. The address of Frontier Capital Management Co., LLC is 99 Summer Street, Boston, Massachusetts 02110.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our Class A common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans, as of January 31, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(2)
Equity compensation plans approved by security holders	2,880,040	$13.03	2,831,159
Equity compensation plans not approved by security holders	—	—	—

Total	2,880,040	$13.03	2,831,159

(1)	Represents the weighted-average exercise price of outstanding options.
(2)	Represents the number of securities remaining available for issuance under the Tilly’s, Inc. 2012 Equity and Incentive Award Plan, which superseded the 2007 Stock Option Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that during the fiscal year ended January 31, 2015, all executive officers, directors and greater than ten percent beneficial owners complied with the reporting requirements of Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section discusses the material elements of the compensation programs and policies in place for our named executive officers, or NEOs, during fiscal year 2014. For fiscal year 2014, we had five NEOs, as follows:

•	Hezy Shaked, our Co-Founder, Executive Chairman of the Board of Directors and Chief Strategy Officer;

•	Daniel Griesemer, our President and Chief Executive Officer;

•	Jennifer Ehrhardt, our Chief Financial Officer;

•	Debbie Anker-Morris, our Chief Merchandising Officer; and

•	Craig DeMerit, our Vice President, Chief Information Officer and Chief Operating Officer

On April 17, 2015, Ms. Ehrhardt notified us that she will resign as Chief Financial Officer, effective in June 2015.

This section provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program and each compensation component that we provide. Each of the key elements of our executive compensation program is discussed in more detail below. Our compensation programs are designed to be flexible and complementary and to collectively serve the principles and objectives of our executive compensation and benefits program.

Role of our Compensation Committee and President and Chief Executive Officer in Compensation Decisions

Our Compensation Committee reviews and approves the future compensation of our NEOs and oversees and administers our executive compensation programs and policies. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. Accordingly, the compensation paid to our NEOs for fiscal year 2014 is not necessarily indicative of how we will compensate our NEOs going forward.

The Compensation Committee annually reviews and meets outside the presence of all of our executive officers, including our NEOs, to consider appropriate compensation for our President and Chief Executive Officer. Our President and Chief Executive Officer reviews annually each of the other NEO’s performance with the Compensation Committee and recommends appropriate compensation levels, which the Compensation Committee takes into account as one factor in its determinations regarding executive compensation. In addition, Mr. Shaked, given his tenure with the Company and his role in shaping compensation historically, continues to have a purely advisory role in discussions with the Compensation Committee with respect to NEO compensation. In the context of such annual reviews and further periodic reviews as deemed necessary, and in addition to a review of other factors discussed below, the Compensation Committee assesses the proper mix of base salary, cash incentive awards and grants of long-term equity incentive awards, levels of compensation and appropriate individual and corporate performance metrics in furtherance of the objectives and principles described below.

Our Compensation Committee may consider additional factors in determining executive compensation, including comparing our executives’ compensation against executive compensation at a peer group of comparable companies. In furtherance of this objective, we engaged J. Richard & Co., an independent executive compensation and consulting firm, to advise management in its efforts to construct, from publicly available data, a peer group of companies to be used for compensation purposes in preparation for our initial public offering in May 2012, and to provide market compensation data on such peer group companies, supplemented by survey data, as appropriate, and general market trends and developments. Management used the information previously provided by J. Richard & Co. and other resources and tools to develop compensation recommendations presented to our Compensation Committee for fiscal 2014. J. Richard & Co. did not perform any work for us or our Compensation Committee for the fiscal 2014 year and does not currently perform any work for us or the Compensation Committee.

In January 2015, our Compensation Committee engaged Mercer, an independent executive compensation and consulting firm, to advise management in its efforts to construct, from publicly available data, an updated peer group of companies to be used for compensation purposes, and to provide market compensation data on such peer group companies, supplemented by survey data, as appropriate, and general market trends and developments. Management used the information provided by Mercer and other resources and tools to develop compensation recommendations presented to our Compensation Committee for fiscal 2015. While Mercer provided certain additional services to us during the 2014 fiscal year, all such services related to broad-based employee benefit programs. As a result, the Compensation Committee believes that there was no conflict of interest raised by the work performed by Mercer.

Since 2010, based on the recommendation of management, we retained Mercer to provide certain additional services related to the administration of broad-based employee benefit programs (the “additional services”). In evaluating whether any conflict of interest was raised by the work provided by Mercer during fiscal 2014 or currently, our Compensation Committee considered the factors set forth in SEC rules, including the nature and amount of the services provided by Mercer to us in addition to advice related to executive compensation. During fiscal 2014, we paid Mercer $120,000 for the additional services pursuant to an arrangement agreed upon by management prior to our initial public offering and after fiscal 2014, we paid Mercer $22,000 for executive compensation-related services. After review and consultation with Mercer, our Compensation Committee has determined there is no conflict of interest resulting from retaining Mercer currently and there was no conflict of interest raised during fiscal 2014.

Compensation Philosophy and Objectives

Our Compensation Committee strives to create an executive compensation program that balances short-term versus long-term payments and awards, cash payments versus equity awards and fixed versus contingent payments and awards in ways that we believe are most appropriate to motivate our executive officers. Our philosophy is that executive compensation should be competitive in the marketplace in which we compete for executive talent, and structured to emphasize incentive-based compensation as determined by the achievement of both company and individual performance objectives. The retail industry is extremely competitive and in order to continue to succeed we believe we need a highly talented and seasoned team of sales, marketing, buying, financial and other business professionals. We recognize that our ability to attract and retain these professionals, as well as to grow our organization, largely depends on how we compensate and reward our employees.

The goals of our executive compensation program are to:

•	attract and retain talented and experienced executives in our industry;

•	motivate and reward executives whose knowledge, skills and performance are critical to our success;

•	align compensation incentives with our business and financial objectives and the long-term interests of our stockholders;

•	foster a shared commitment among executives by aligning their individual goals with the goals of the executive management team and our Company; and

•	ensure that our total compensation is fair, reasonable and competitive.

Elements of 2014 Compensation

During fiscal year 2014, our NEOs’ total direct compensation, which was determined by our Compensation Committee, included both fixed components (base salary, other executive benefits and perquisites) and variable components (annual incentive cash bonuses and stock option grants). The following describes each component of compensation, the rationale for that component and how the compensation amounts were determined.

Base Salary

Base salaries historically have been the most heavily weighted component of compensation for our executive officers as a percentage of total compensation, and this remained true in fiscal year 2014. Base salary levels are designed to be competitive in order to induce talented executives to join our Company. In addition, base salaries support our retention objective by providing our executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in our corporate performance.

The base salary established for each of our NEOs is intended to reflect each individual’s professional responsibilities, the skills and experience required for the job, their individual performance, the performance of our business, labor market conditions and competitive market salary levels.

Base salary levels for our NEOs in fiscal year 2014 were determined by our Compensation Committee as part of its annual review process, and were set as follows:

•	Mr. Shaked: $400,000, which was the base salary he received in fiscal year 2013;

•	Mr. Griesemer: $700,000, which was the base salary he received in fiscal 2013;

•	Ms. Ehrhardt: $300,000, which was her base salary when she joined the Company in 2013;

•	Ms. Anker-Morris: $330,000, which was the base salary she received in fiscal 2013; and

•	Mr. DeMerit: $330,000, which was the base salary he received in fiscal 2013.

Annual Incentive Cash Bonus

In March 2014, our Compensation Committee approved an incentive cash bonus plan for certain employees, including our NEOs. For fiscal 2014, the committee approved performance measures of operating income (excluding stock-based compensation expense) and comparable store sales increase for all NEOs other than our CEO, as described below. Mr. Griesemer’s bonus was determined based solely on our achievement of a pre-established level of operating income, consistent with the measures applied in his initial year of hire. The committee selected these performance measures because it believes they are important drivers of stockholder returns and thus serve to align the interests of our NEOs with those of our stockholders. Under the terms of the fiscal 2014 plan, no payouts would be made until audited financial results were received, reviewed and approved by the Audit Committee after our fiscal year end.

For each of the performance measures of operating income and comparable store sales increase, the Compensation Committee established minimum, target and maximum performance thresholds for the NEOs. The minimum performance threshold related to a minimum acceptable level of financial performance. Each succeeding threshold was designed to reward the NEOs based upon the improved financial performance of the business.

The following table shows the performance thresholds for each measure for fiscal 2014:

	Performance Threshold
	Minimum	Target	Maximum
Comparable store sales growth	0.8%	3.0%	4.0%
Operating income, excluding stock-based compensation expense (in millions)	$36.0	$41.1	$46.0

The following table represents the percentage of the respective NEO’s base salary that will be earned upon achievement of the performance thresholds. The incentive cash bonus amount increases in a linear manner between the minimum threshold and the target threshold and between the target threshold and the maximum threshold.

	Hezy Shaked & Daniel Griesemer	Jennifer Ehrhardt	Debbie Anker- Morris	Craig DeMerit
Minimum	0%	0%	0%	0%
Target	100%	30%	40%	40%
Maximum	200%	60%	80%	80%

The Compensation Committee weighted operating income 75% and comparable store sales increase 25% in the structure of the cash incentive bonus, except for our Chief Executive Officer as described above. For fiscal 2014, the target cash bonuses for our NEOs were as follows: Hezy Shaked ($400,000); Daniel Griesemer ($700,000); Jennifer Ehrhardt ($90,000); Debbie Anker-Morris ($132,000); and Craig DeMerit ($132,000).

For fiscal 2014, we did not achieve the minimum thresholds established under the 2014 plan for comparable store sales growth or our operating income excluding stock-based compensation expense. As a result, the Compensation Committee did not approve the payout of any incentive cash bonuses to our NEOs.

Long-Term Equity-Based Compensation

We believe that long-term equity-based compensation is an important component of our executive compensation program. In addition, providing a portion of our NEOs’ total compensation package in long-term equity-based compensation aligns the incentives of our executives with the interests of our stockholders and with our long-term corporate success.

On March 24, 2014, we made grants of stock options to certain of our NEOs under the Plan. The exercise price of these stock options is $12.31, the closing price of our common stock on the date of grant, and the options vest in equal annual installments over four years from the date of grant.

Executive	2014 Stock Option Grant
Hezy Shaked	100,000
Daniel Griesemer	100,000
Jennifer Ehrhardt	50,000
Debbie Anker-Morris	75,000
Craig DeMerit	75,000

These stock option grants were awarded to our NEOs to further align their interests with those of our stockholders.

Other Executive Benefits and Perquisites

We provide a car allowance to each of Mr. Shaked and Mr. Griesemer. Mr. Griesemer’s car allowance is provided under the terms of his offer letter.

We also provide the following benefits to our executive officers on the same basis as other eligible employees:

•	health insurance;

•	holidays and sick days; and

•	a 401(k) plan with matching contributions.

The vacation benefit for executive officers is determined on an individual basis. We believe these benefits are generally consistent with those offered by other companies in our industry.

Retirement Savings

We have established a 401(k) retirement savings plan for our employees, including the NEOs, who satisfy certain eligibility requirements. Under the 401(k) plan, eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2014, the prescribed annual limit was $17,500. In addition, the Company matches a portion of pre-tax contributions on behalf of eligible employees. For 2014, the Company matched 50% of employee contributions, up to 6% of such employee’s salary. We believe that providing a vehicle for tax-preferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incents our employees, including our NEOs, in accordance with our compensation policies.

Fiscal Year 2015 Compensation Decisions

In March 2015, the Compensation Committee approved base salary increases for certain of our NEOs, as detailed below, in order to maintain competitive compensation packages for our key executives:

•	Craig DeMerit’s annual base salary increased from $330,000 to $350,000;

•	Debbie Anker-Morris’ annual base salary increased from $330,000 to $400,000; and

•	Jennifer Ehrhardt’s annual base salary increased from $300,000 to $325,000.

In addition, as previously disclosed, Ms. Anker-Morris’ title changed to Chief Merchandising Officer effective as of April 1, 2015, and Ms. Ehrhardt’s target bonus opportunity increased from 30% to 50% of base salary.

In March 2015, the Compensation Committee also approved restricted stock units, or RSUs, as an additional form of equity award available for grant to executive officers, and awarded RSUs instead of stock options to the NEOs (except for Mr. Shaked, who did not receive an award) for the fiscal 2015 annual equity award.

Employment Agreements and Severance Benefits

The employment of our NEOs historically has been at will, and we did not have any employment agreements or other severance arrangements with our NEOs for fiscal year 2014, other than the offer letter agreement with Mr. Griesemer and the offer letters with each of Ms. Anker-Morris, Mr. DeMerit and Ms. Ehrhardt, as discussed below. Ms. Anker-Morris is a party to a Stock Option Grant Agreement in connection with stock option grants under our 2007 Plan that provides for certain severance benefits in the form of accelerated vesting of outstanding stock options, as described in further detail under the heading “—Potential Payments Upon Termination or Change in Control”.

Offer Letter With Daniel Griesemer

In January 2011, we entered into an offer letter with Mr. Griesemer related to our hiring of him as our President and Chief Executive Officer effective February 21, 2011, which includes certain provisions related to his compensation including severance benefits and change-in-control provisions. The compensation amounts and other terms of Mr. Griesemer’s offer letter were highly individualized and resulted from arm’s length negotiations and consideration of numerous factors as well as input from an independent third-party compensation consultant.

Under the offer letter, Mr. Griesemer’s annual base salary was set initially at $700,000, subject to annual review, and he is eligible to receive an annual incentive bonus with a target of 100% of base salary and a maximum of 200% of base salary, based on performance metrics set by the Compensation Committee. The offer letter also provides for participation in our existing employee benefit programs and an annual automobile allowance of $18,000. Pursuant to the offer letter, Mr. Griesemer may not solicit any of our employees during the term of his employment and for one year following his date of termination.

In addition, under the terms of his offer letter, Mr. Griesemer is entitled to the following severance and change-in-control benefits:

Element of Severance	Termination Without Cause or For Good Reason	Death or Disability	Termination Without Cause or For Good Reason Upon a Change in Control
Base Salary	12 months of base salary in effect at termination	Same	18 months of base salary in effect at termination

Incentive Bonus	Annual incentive bonus for the most recently completed fiscal year, or if that year’s bonus has already been paid, then the current year’s annual incentive bonus, pro-rated for the number of days employed during the year of termination	Same	1.5 times his annual
incentive bonus for the
most recently
completed fiscal year,
or if that year’s bonus
has already been paid,
then 1.5 times the
target amount of the
annual incentive bonus
for the current year

Equity Acceleration	One-year acceleration of vesting of any outstanding unvested equity awards	Not applicable	Full acceleration of vesting of any outstanding unvested equity awards

Extended Exercise Period	90 days to exercise any unexercised and exercisable stock options, but in no event later than the expiration date of the stock options	Not applicable	Not applicable

Benefits	Continuation of employee benefits for the earlier of 12 months following termination or until re-employed, or at the option of the Company, one lump sum payment (each to the extent permitted by law)	Same	Same

For purposes of the offer letter:

•

“Cause” is defined as having: (i) been determined by a court of law to have committed any felony; (ii) been convicted, or entered a plea of no contest, for violation of any criminal statute constituting a felony, provided that our board reasonably determines that the continuation of his employment after such event would have an adverse impact on the operation or reputation of the Company or its affiliates; (iii) engaged in an act of fraud, theft, embezzlement, or misappropriation against the Company; (iv) committed one or more acts of gross negligence or willful misconduct, either within or outside the scope of his employment that has the effect of materially impairing the goodwill or business of the Company or causing material damage to its property, goodwill or business, or would, if known, subject the company to public ridicule; (v) failed to materially perform the duties commonly associated with the position of President and Chief Executive Officer (continuing without cure for 10 days after receipt of written notice by him from our board of the need to cure); (vi) allowed the Company’s performance to be materially weaker than its competitors and the retail industry generally (as determined by our board); (vii) materially breached the Company’s Code of Ethics and Business Conduct or other written Company policies; or (viii) breached the terms of his employment agreement, after we have provided him notice and given him a reasonable opportunity to cure.

•

“Good Reason” is defined as: (i) a material diminution in his duties, responsibilities or authority as President and Chief Executive Officer of the company; or (ii) the company failed to pay him material compensation or benefits that are required to be provided under his employment agreement.

•

“Change in Control” is defined as an event or series of related events where a person or group of persons acting in concert acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting stock of the Company or the corporation or corporations to which the assets of the Company were transferred, as the case may be.

Offer Letters with Debbie Anker-Morris, Craig DeMerit and Jennifer Ehrhardt

Each of Ms. Anker-Morris and Mr. DeMerit entered into an offer letter upon joining the Company. Each letter provides for at-will employment and neither Ms. Anker-Morris nor Mr. DeMerit is entitled to any severance benefit. In August 2013, we entered into an offer letter agreement with Ms. Ehrhardt in connection with her promotion to Chief Financial Officer. Under the terms of her offer letter, Ms. Ehrhardt receives an annual base salary of $300,000 and is eligible to participate in our annual incentive bonus plan. Ms. Ehrhardt received an initial grant of 40,000 options in June 2013 in connection with her joining us as Vice President, Finance. Ms. Ehrhardt also received a $75,000 retention bonus in August 2013, as discussed under “—Retention Bonus” above. Ms. Ehrhardt’s employment is at-will and she is not entitled to any severance benefits.

Delegation of Authority to Grant Equity Awards

In March 2014, the board authorized our chief executive officer to grant to employees or new hires up to 100,000 options to purchase shares of our Class A common stock subject to the following limitations: (i) no individual recipient would be granted more than 15,000 options under this authority and (ii) this authority would expire on the date of the Compensation Committee meeting in which 2014 employee performance is reviewed, which occurred in March 2015. Our chief executive officer granted an aggregate of 20,000 stock options in fiscal 2014 pursuant to the aforementioned delegation of authority.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code

Generally, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, disallows a tax deduction to any publicly held corporation for any individual remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its other named executive officers, other than its chief financial officer. However, remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code.

Once Section 162(m) of the Code applies to us, we expect that, where reasonably practicable, the Compensation Committee may seek to qualify the compensation paid to our NEOs for the “performance-based compensation” exemption under Section 162(m) of the Code. As such, in approving the amount and form of compensation for our NEOs in the future, the Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m) of the Code. The Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemption from the deductibility limit in Section 162(m) of the Code when it believes that such payments are appropriate to attract and retain executive talent.

Section 280G of the Internal Revenue Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies which undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, our Compensation Committee will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

ASC Topic 718

Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity awards with our overall executive compensation philosophy and objectives.

Section 409A of the Internal Revenue Code

Section 409A of the Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the Code.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth certain information with respect to compensation for fiscal years 2014, 2013 and 2012 earned by, awarded to or paid to our NEOs. Ms. Ehrhardt was not a named executive officer prior to fiscal 2013.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Hezy Shaked	2014	400,000	—	524,990	—	31,800	956,790
Executive Chairman of the Board and Chief Strategy Officer	2013 2012	400,000 471,385	— —	— —	— 158,679	29,936 17,775	429,936 647,839

Daniel Griesemer	2014	700,000	—	524,990	—	25,800	1,250,790
President and Chief Executive Officer	2013 2012	700,000 713,462	— —	616,760 910,370	— 321,957	25,650 47,396	1,342,410 1,993,185

Jennifer Ehrhardt	2014	300,000	—	262,495	—	7,800	570,295
Chief Financial Officer	2013	183,462	75,000	313,288	—	3,115	574,865

Debbie Anker-Morris	2014	330,000	—	393,743	—	7,800	731,543
Chief Merchandising Officer	2013 2012	330,000 331,250	— —	308,380 910,370	— 44,844	7,650 7,500	646,030 1,293,964

Craig DeMerit	2014	330,000	—	393,743	—	7,800	731,543
Vice President, Chief Operating Officer and Chief Information Officer	2013 2012	330,000 285,385	— —	616,760 455,185	— 38,635	7,650 5,628	954,410 784,833

(1)	Salary amounts for 2012 reflect a 53-week fiscal year.
(2)	Amounts reflect the grant date fair value of options granted to the NEOs, as computed in accordance with ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 12, Share-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on April 1, 2015. The Black-Scholes value of the options granted to each of the NEOs was $5.25. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.
(3)	Amounts represent cash-based incentives earned for the fiscal year and paid in the following year.
(4)	With respect to Mr. Shaked, other compensation in fiscal 2014 included $24,000 for his automobile allowance and $7,800 for the Company’s 401(k) match. With respect to Mr. Griesemer, other compensation in 2014 included $18,000 for his automobile allowance and $7,800 for the Company’s 401(k) match. Remaining amounts represent the Company’s 401(k) employee match contributions paid with respect to Ms. Ehrhardt, Ms. Anker-Morris and Mr. DeMerit.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during fiscal year 2014 to our NEOs, as applicable.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			2014 Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Hezy Shaked	3/24/2014	—	400,000	800,000	100,000	12.31	524,990
Daniel Griesemer	3/24/2014	—	700,000	1,400,000	100,000	12.31	524,990
Jennifer Ehrhardt	3/24/2014	—	90,000	180,000	50,000	12.31	262,495
Debbie Anker-Morris	3/24/2014	—	132,000	264,000	75,000	12.31	393,743
Craig DeMerit	3/24/2014	—	132,000	264,000	75,000	12.31	393,743

(1)	Non-equity incentive plan awards consist of annual bonuses payable under our 2014 incentive cash bonus plan. Please see “—Elements of 2014 Compensation—Annual Incentive Cash Bonus” above. There were no threshold payouts in the event we achieved the minimum level of performance established for the 2014 incentive cash bonus plan.
(2)	Amounts shown represent the grant date fair value of the option awards granted during 2014, computed in accordance with ASC Topic 718. See “—Summary Compensation Table” above for a description of the assumptions used in calculating the grant date fair value of awards.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to outstanding equity awards held by our NEOs as of January 31, 2015.

		Stock Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Stock Options Exercisable	Number of Securities Underlying Unexercised Stock Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Hezy Shaked	3/24/2014	—	100,000	—	12.31		3/24/2024

Daniel Griesemer	3/24/2014	—	100,000	—	12.31		3/24/2024
	3/25/2013	25,000	75,000	—	12.82		3/25/2023
	5/4/2012	50,000	50,000	—	15.50		5/4/2022
	3/31/2011	300,000	100,000	—	16.26		3/31/2021

Jennifer Ehrhardt	3/24/2014	—	50,000	—	12.31		3/24/2024
	6/3/2013	10,000	30,000	—	16.24		6/3/2023

Debbie Anker-Morris	3/24/2014	—	75,000	—	12.31		3/24/2024
	3/25/2013	12,500	37,500	—	12.82		3/25/2023
	5/4/2012	50,000	50,000	—	15.50		5/4/2022
	4/20/2009	5,000	—	—	6.45		4/20/2019
	8/27/2007	100,000	—	—	8.98	(2)	8/27/2017

Craig DeMerit	3/24/2014	—	75,000	—	$12.31		3/24/2024
	3/25/2013	25,000	75,000	—	$12.82		3/25/2023
	5/4/2012	25,000	25,000	—	$15.50		5/4/2022
	4/13/2010	50,000	—	—	$8.98	(3)	4/13/2020
	8/27/2007	30,000	—	—	$8.98	(2)	8/27/2017

(1)	These stock option awards vest over the course of four years with shares vesting in equal annual installments beginning on the first anniversary of their grant date, subject to continued employment with us.
(2)	The exercise price of these stock options was repriced from $12.73 to $8.98 during fiscal year 2010.
(3)	The exercise price of these stock options was repriced from $9.64 to $8.98 during fiscal year 2010.

Options Exercised and Stock Vested

The following table sets forth information on stock option exercises during fiscal year 2014.

	Stock Option Awards
Name	Number of shares acquired on exercise	Value realized on exercise ($)
Craig DeMerit	10,000	71,800

Pension Benefits

Our NEOs did not participate in or have account balances in qualified or nonqualified defined benefit plans sponsored by us during fiscal year 2014.

Nonqualified Deferred Compensation

Our NEOs did not participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us during fiscal year 2014.

Potential Payments Upon Termination or Change in Control

The following table summarizes the potential payments to certain of our NEOs in four scenarios: (1) upon termination by us without cause or the executive’s resignation for good reason apart from a change in control; (2) upon termination by us following the executive’s permanent disability or as a result of the executive’s death; (3) upon termination by us without cause or the executive’s resignation for good reason upon a change in control; or (4) in the event of a change in control without a termination of employment. The amounts shown assume that such change in control and/or termination was effective as of January 31, 2015, the last business day of fiscal year 2014, and are only estimates of the amounts that would be paid to such executives. The actual amounts to be paid can be determined only at the time of such change in control or termination of employment.

Name	Benefit	Without Cause or for Good Reason		Death or Disability		Without Cause or for Good Reason Upon a Change in Control		Change in Control
Daniel Griesemer	Severance Payment	$700,000	(1)	$700,000	(1)	$1,050,000	(2)	$—
	Accelerated Equity Award Vesting(3)	$58,750		$—		$212,000		$—
	Continued Benefits(4)	$16,113		$16,113		$16,113		$—

Total Value:		$774,863		$716,113		$1,278,113		$—

(1)	The severance payment represents an amount equal to the sum of (a) Mr. Griesemer’s then-current annual base salary for 12 months, paid as salary continuation during such period, and (b) Mr. Griesemer’s incentive cash bonus for fiscal year 2014, prorated for the number of days he was employed during the fiscal year and paid in a lump sum. As no incentive cash bonuses were payable for fiscal year 2014, the amount shown represents only 12 months of Mr. Griesemer’s then-current annual base salary.

(2)	The severance payment represents an amount equal to the sum of (a) Mr. Griesemer’s then-current annual base salary for 18 months, paid as salary continuation during such period, and (b) Mr. Griesemer’s incentive cash bonus for fiscal year 2014 multiplied by 1.5, paid in a lump sum. As no incentive cash bonuses were payable for fiscal year 2014, the amount shown represents only 18 months of Mr. Griesemer’s then-current annual base salary.
(3)	Represents the value of those stock options that would immediately vest as a result of Mr. Griesemer’s termination. In the event of a termination not in connection with a change in control, Mr. Griesemer is entitled to accelerated vesting of unvested stock options that otherwise would have vested during the one year following such termination, which value as of January 31, 2015 would have been the difference between (a) $16.26, the exercise price of 100,000 unvested options, $15.50, the exercise price of 25,000 unvested options, $12.82, the exercise price of 25,000 unvested options, and $12.31, the exercise price of 25,000 unvested options and (b) $13.74, the closing price of our Class A common stock the last trading day of fiscal 2014. In the event of a termination of employment in connection with a change in control, Mr. Griesemer is entitled to fully accelerated vesting of unvested stock options, which totaled 325,000 as of January 31, 2015.
(4)	This figure represents the amount due for Mr. Griesemer’s health and other insurance benefits for twelve months following his termination of employment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, and based on the review and discussions, the Compensation Committee recommended to our board that the Compensation Discussion and Analysis be included in our 2014 Annual Report on Form 10-K and in this Proxy Statement for the 2015 annual meeting of stockholders.

COMPENSATION COMMITTEE,

Bernard Zeichner, Chairperson
Doug Collier
Janet Kerr

AUDIT COMMITTEE REPORT

The primary purpose of the Audit Committee is to oversee our financial reporting processes on behalf of our board. The Audit Committee’s functions are more fully described in its charter, which is available at www.tillys.com in the Investor Relations section. Management has the primary responsibility for our financial statements and reporting processes, including our systems of internal controls.

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 31, 2015 with management of Tilly’s and with Tilly’s independent registered public accounting firm for the year then ended, Deloitte & Touche LLP.

2.	The Audit Committee has discussed with Deloitte & Touche LLP those matters required by Auditing Standard No. 16.

3.	The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning the accountant’s independence, and has discussed with Deloitte & Touche LLP its independence from Tilly’s and its management.

4.	Based on the review and discussions referenced to in paragraphs 1 through 3 above, the Audit Committee recommended to our board that the audited consolidated financial statements for the year ended January 31, 2015 be included in the Annual Report on Form 10-K for that year for filing with the SEC.

Our Audit Committee issued the above report for inclusion in this Proxy Statement in connection with the 2015 annual meeting of stockholders.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Seth Johnson, Chairperson
Doug Collier
Bernard Zeichner

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The board has adopted a written Related Party Transaction Policy and Procedures (the “Policy”). The purpose of the Policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company was, is or will be a participant, (ii) the aggregate amount involved exceeds $100,000, and (iii) a related person has or will have a direct or indirect material interest. For purposes of the Policy, a related person is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (b) any person who is known to be the beneficial owner of more than 5% of the Company’s voting securities, (c) any immediate family member of any of the foregoing persons sharing the same household as such person, or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest.

The Nominating and Corporate Governance Committee reviews and approves, or ratifies, each related party transaction, taking into account whether the terms are comparable to those obtained in an arm’s length transaction, the extent of the related person’s interest and other factors. If advance approval of a related party transaction is not feasible, then the transaction may be preliminarily entered into by management upon prior approval by the Chair of the Nominating and Corporate Governance Committee, subject to ratification by the Nominating and Corporate Governance Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related person.

The following persons and entities that participated in the transactions described in this section were related persons at the time of the transaction:

Hezy Shaked, Tilly Levine, Shaked Holdings, LLC, Amnet Holdings, LLC and Amy Shaked. Mr. Shaked is our Co-Founder, Executive Chairman of the Board of Directors, one of our executive officers and a holder of more than 5% of our common stock. Ms. Levine is our Co-Founder and a holder of more than 5% of our common stock. Mr. Shaked, through the Hezy Shaked Living Trust established May 18, 1999, or the Hezy Shaked Trust, owns 63% of Shaked Holdings, LLC. Ms. Levine, through the Tilly Levine Separate Property Trust established March 31, 2004, or the Tilly Levine Trust, owns 37% of Shaked Holdings. Mr. Shaked, through the Hezy Shaked Trust, is the sole member and owner of Amnet Holdings, LLC, or Amnet Holdings. Amy Shaked is the daughter of Mr. Shaked and Ms. Levine.

Certain Leases

During fiscal 2014, the Company leased warehouse space (15 Chrysler, Irvine, California) from Amnet Holdings. The lease was terminated on September 30, 2014. The lease provided for base monthly payments of $16,118. The Company incurred rent expense of $0.1 million in fiscal year 2014 related to this lease. The Company subleased part of the building to an unrelated third party. The sublease began on December 1, 2010 and terminated on May 31, 2014. The sublease continued on a month-to-month basis until the lease terminated on September 30, 2014. During fiscal 2014, the sublease provided for base monthly payments of $11,223.

The Company leases office and warehouse space (11 Whatney, Irvine, California) from Amnet Holdings. The lease expires on June 30, 2022 and provides for base monthly payments of $27,037 which adjust annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. As of January 31, 2015, the Company’s monthly lease payment was $27,683. The Company incurred rent expense of $0.3 million in fiscal year 2014 related to the lease.

The Company leases a building (17 Pasteur, Irvine, California) from Amnet Holdings. The lease expires on October 31, 2021 and provides for base monthly rent payments of $68,174. The Company intends to use this property as its e-commerce fulfillment center. The lease payments adjust annually based upon the Los Angeles/Anaheim/Riverside Urban Consumer Price Index, not to exceed 7%, but a minimum of 3%, in any one annual increase. As of January 31, 2015, the Company’s monthly lease payment was $76,024. The Company incurred rent expense of $1.0 million in fiscal year 2014 related to this lease.

The Company leases its corporate headquarters and distribution center (10 and 12 Whatney, Irvine, California) from Shaked Holdings. On June 29, 2012, the Company exercised the first of its three five-year renewal options on this lease, with the renewal commencing on January 1, 2013. The lease now expires on December 31, 2017. The land component of this lease is accounted for as an operating lease and the building component is accounted for as a capital lease. The monthly payments under the operating portion of the lease were $80,046 as of January 31, 2015. The initial obligation under the capital lease was $9.2 million, with an outstanding balance of $2.7 million as of January 31, 2015. The gross amount of the building under capital lease was $7.8 million as of January 31, 2015. The accumulated depreciation of the building under capital lease was $6.3 million as of January 31, 2015. The Company incurred rent expense of $0.9 million in fiscal year 2014 related to the operating (land component) of this lease.

Tax Indemnification Agreements

The Company entered into certain tax indemnification agreements with each of the Hezy Shaked Living Trust and the Tilly Levine Separate Property Trust. Pursuant to such tax indemnification agreements, the Company agreed to indemnify, defend and hold harmless each such stockholder on an after-tax basis against additional income taxes, plus interest and penalties resulting from adjustments made, as a result of a final determination made by a competent tax authority, to the taxable income our subsidiary, World of Jeans & Tops, Inc., reported as an “S” Corporation. Such agreement provides that the Company defends and holds harmless such stockholders against any losses, costs or expenses, including reasonable attorneys’ fees, arising out of a claim for such tax liability.

Certain Employees

We employ Tilly Levine as our Vice President of Vendor Relations. In fiscal year 2014, Ms. Levine received base compensation of $24,000 and other compensation in the amount of $1,052 for 401(k) matching contributions. Ms. Levine also participated in our health and wellness program available to all other eligible employees.

We engaged Amy Diaz, the daughter of Mr. Shaked and Ms. Levine, to provide certain consulting services during fiscal 2014 for which we paid an aggregate of $38,361.

Tilly’s Life Center

Tilly’s Life Center (“TLC”) is a charitable organization that was founded and is run by Ms. Levine. In June 2014, our Board of Directors approved support for TLC of up to $20,000. We incurred costs of approximately $10,000 related to printing of TLC’s program’s materials during the fiscal 2014. We also provide support for marketing and website services for TLC.

ANNUAL REPORT

Our 2014 Annual Report to Stockholders, which consists of a letter to stockholders and our Annual Report on Form 10-K for fiscal year 2014, accompanies the proxy materials being provided to all stockholders. Those documents are not a part of the proxy solicitation materials. We will provide, without charge, additional copies of our 2014 Annual Report on Form 10-K upon the receipt of a written request by any stockholder to Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618.

OTHER BUSINESS

Stockholder Proposals for Inclusion in 2016 Proxy Statement

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our 2016 Proxy Statement, a stockholder’s proposal must be received by us no later than December 30, 2015 and must otherwise comply with Rule 14a-8 under the Exchange Act.

Stockholder Proposals for 2016 Annual Meeting

Our Amended and Restated Certificate of Incorporation contains an advance notice provision with respect to matters to be brought at an annual meeting of stockholders and not included in our Proxy Statement. Our Amended and Restated Bylaws expand upon and supplement the advance notice provisions in our Amended and Restated Certificate of Incorporation. Pursuant to our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before our 2016 annual meeting of stockholders, in addition to any other applicable requirements, timely notice of the matter must be first given to our Secretary. To be timely, written notice must be received by our Secretary no later than March 12, 2016 (90 days before the one-year anniversary of our 2015 annual meeting) and no earlier than February 11, 2016 (120 days prior to the one-year anniversary of the 2015 annual meeting); provided, however, that if the date of the 2016 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. In addition, any notice to our Secretary must include as to each matter that the stockholder proposes to bring before the meeting such information required by our Bylaws.

While our board will consider proper stockholder proposals that are properly brought before the annual meeting, we reserve the right to omit from our 2016 proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

Stockholder Nominations of Directors

Our Amended and Restated Certificate of Incorporation provides that any stockholder entitled to vote for the election of directors at a meeting of stockholders may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is timely given in proper form to our Secretary, at Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618. To be timely for our 2016 annual meeting of stockholders, a stockholder’s notice must be delivered to, or mailed and received at, the address provided above no later than March 12, 2016 (90 days before the one-year anniversary of our 2015 annual meeting) and no earlier than February 11, 2015 (120 days prior to the one-year anniversary of the 2015 annual meeting); provided, however, that if the date of the 2016 annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be received by our Secretary not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made.

A stockholder’s notice to our Secretary concerning the nomination of persons for election as directors must set forth the information required by our Amended and Restated Certificate of Incorporation and Bylaws.

In the alternative, stockholders can at any time recommend for consideration by our Nominating and Corporate Governance Committee qualified candidates for our board that meet the qualifications described in this Proxy Statement under the heading “Corporate Governance—Nominating and Corporate Governance Committee” by submitting to us any recommendations for director candidates, along with appropriate biographical information, a brief description of such candidate’s qualifications and such candidate’s written consent to nomination, to the Nominating and Corporate Governance Committee, c/o Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618. Submissions satisfying the required qualifications will be forwarded to the chairperson of the Nominating and Corporate Governance Committee or such other member of the Nominating and Corporate Governance Committee delegated to review and consider candidates for director nominees.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” is also permissible under the General Corporation Law of the State of Delaware and potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders will be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials or proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker or bank or direct your request to Tilly’s, Inc., Attn: Secretary, 10 Whatney, Irvine, California 92618, or contact Investor Relations at (949) 609-5599. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker or bank.

Forward-Looking Statements

This Proxy Statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended January 31, 2015 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous of future filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate all or portions of our filings, including this Proxy Statement, with the SEC, in whole or in part, the Audit Committee Report and the Report of the Compensation Committee contained in this Proxy Statement shall not be deemed to be incorporated by reference into any such filing or deemed filed with the SEC under the Securities Act or the Exchange Act. In addition, references to our website in this Proxy Statement are not intended to function as hyperlinks and information on our website, other than our Proxy Statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Other Business

As of the date of this Proxy Statement, the board knows of no other business that will be presented for consideration at the 2015 Annual Meeting. If other proper matters are presented at the 2015 Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors

Christopher M. Lal
Vice President, General Counsel and Secretary

Irvine, California

April 28, 2015

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. TILLY’S, INC. 2015 Annual Meeting of Stockholders June 10, 2015, 9:30 A.M., Pacific Daylight Time This Proxy is Solicited On Behalf Of The Board Of Directors Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes like this THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2. 1. Election of the following directors for a term expiring at the 2016 annual meeting of stockholders. FOR all Nominees except as marked WITHHOLD all NOMINEES: (01) Hezy Shaked (02) Doug Collier (03) Daniel Griesemer (04) Seth Johnson (05) Janet Kerr (06) Jason Nazar (07) Bernard Zeichner (Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above) 2. Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2016. FOR AGAINST ABSTAIN THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS, AND FOR PROPOSAL 2 AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2015. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held June 10, 2015 The notice of annual meeting, proxy statement, form proxy card and our 2014 Annual Report to Stockholders are available at http://www.tillys.com/proxy FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS TILLY’S, INC. Daniel Griesemer and Jennifer Ehrhardt, or either of them acting in the absence of the other, are hereby appointed attorneys and proxies of the undersigned, each with the power of substitution, to attend, vote and act for all shares of common stock of Tilly’s, Inc. held of record by the undersigned at the close of business on April 17, 2015, at the 2015 Annual Meeting of Stockholders to be held at Tilly’s, Inc. corporate headquarters, located at 10 Whatney, Irvine, California 92618 at 9:30 a.m., Pacific Daylight Time, on Wednesday, June 10, 2015, and at any postponements or adjournments thereof, in connection therewith to vote all of the shares of common stock which the undersigned would be entitled to vote as directed on the reverse side, with discretionary authority as to any and all other business that may properly come before the meeting. (Continued and to be marked, dated and signed, on the other side)